EXHIBIT 10.11

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of January 1, 2012 (the “Effective Date”), by and between Stewart Information Services Corp. (the “Company”), and Stewart Morris, Jr. (Mr. Morris, Jr.).

The parties agree as follows:

1. Employment, Duties and Acceptance.

1.1 Term of Employment by the Company. The Company hereby agrees to employ Mr. Morris, Jr. for a term commencing on the Effective Date and expiring on December 31, 2016 unless earlier terminated as provided in Section 4.

1.2 Duties. During the Term, Mr. Morris, Jr. shall perform advisory services for the Company with such non-operational duties and responsibilities as assigned by the Chief Executive Officer (“CEO”) or Board of Directors (the “Board’) which Mr. Morris, Jr. will make reasonable efforts to perform. Mr. Morris, Jr. shall report to the Board.

1.2.1 Fiduciary Duty. Mr. Morris, Jr. acknowledges and agrees that he owes a fiduciary duty to the Company and further agrees to make full disclosure to the Company of all business opportunities pertaining to the Company’s business and shall not act for his own benefit concerning the subject matter of his fiduciary relationship.

1.2.2 Compliance. Mr. Morris, Jr. agrees that he will not take any action intentionally in violation of United States laws or other laws applicable to his employment, including, but not limited to the Securities Exchange Act of 1934.

1.3 Acceptance of Employment. Mr. Morris, Jr. hereby accepts such employment and shall render the services and perform the duties described above.

2. Compensation and Other Benefits.

2.1 Annual Salary. The Company shall pay to Mr. Morris, Jr. an annual salary at a rate of Two Hundred Seventy Five Thousand Dollars ($275,000) per year (the “Annual Salary”). The Annual Salary shall be payable in accordance with the payroll policies of the Company as from time to time in effect, but in no event less frequently than twice each month, less such deductions as shall be required to be withheld by applicable law and regulations and less any voluntary deductions.

2.2 Deferred Transition Incentive Plan.

2.2.1 Deferred Transition Incentive Payments. During the period of this agreement Mr. Morris, Jr. shall be eligible to receive annual Deferred Transition Incentive

Payments totaling $750,000. Annual payments in the amount of $150,000 will be made contingent upon the company achieving annual pretax earnings of thirty (30) million dollars or more. If annual pretax earnings of the Company are less than thirty (30) million dollars for a given calendar year, the annual Deferred Transition Incentive Payment will be reduced in proportion to the Company’s pretax profit below thirty (30) million dollars. If annual pretax earnings of the Company are zero or negative no Deferred Transition Incentive Payment will be made for that calendar year. The payments made pursuant to this Section 2.2.1 shall be paid to Mr. Morris, Jr. no later than March 31 of the year following the calendar year for which it is calculated. Upon termination other than with cause as specified in Section 4.3, if the aggregate amount of Deferred Transition Incentive Payments is less than $750,000, a payment equaling $750,000 less the total amount of Deferred Transition Incentive Payments already paid will be made no later than ninety (90) days following termination.

2.3 Vacation Policy. Mr. Morris, Jr. shall be entitled to four (4) weeks of paid vacation during each calendar year of the Term which shall accrue in accordance with Company policy.

2.4 Participation in Employee Benefit Plans. The Company agrees to permit Mr. Morris, Jr. during the Term to participate in any group life, hospitalization or disability insurance plan, health program, pension plan, or other so called “fringe benefits” of the Company (collectively, “Benefits”). Mr. Morris, Jr. shall cooperate with the Company in applying for such coverage, including submitting to a physical exam and providing all relevant health and personal data. The Company shall not make any changes in any plans or arrangements provided pursuant to this Section 2.5 which would adversely affect Mr. Morris, Jr.’s right to benefits thereunder unless such changes occur pursuant to a program applicable to other employees of the Company and which does not result in a proportionally greater reduction in the rights and benefits him.

2.5 General Business Expenses. The Company shall pay or reimburse Mr. Morris, Jr. for all business expenses reasonably and necessarily incurred by him during the Term in hisperformance of services as requested by the CEO or Board under this Agreement. Such payment shall be made upon presentation of such documentation as the Company customarily requires prior to making such payments or reimbursements.

2.6 Office Space and Clerical Support. Mr. Morris, Jr. will be provided with office space, equipment and clerical support consistent with his position in the company and as it relates to community service and sufficient to carry out the duties and community and charitable services, the location of which will be at the sole discretion of the Company.

3. Confidentiality and Company Property; Non-Competition and Non-Solicitation.

3.1 Fair Dealing. Consistent with all members of the Board of Directors and the duties and responsibilities herewith, during the term of this Agreement, Mr. Morris, Jr. will be aware of and comply with standard covenants surrounding confidential information, conflicts of interest, non-solicitation of customers, non-competition and non-solicitation of employees.

4. Termination.

4.1 Date of Termination. As used in this Agreement, “Date of Termination” means (i) if Mr. Morris, Jr.’s employment is terminated by the Company for Cause, the date of receipt of the notice of termination or any later date specified therein within ninety (90) days of such notice, as the case may be, (ii) if Mr. Morris, Jr.’s employment is terminated by him pursuant to Section 4.4, the effective date of such termination pursuant to Section 4.4, (iii) if Mr. Morris, Jr.’s employment is terminated by reason of death, the date of his death., or (iv) if Mr. Morris, Jr.’s employment is terminated by the Company due to Permanent Disability, the date ninety (90) days after the Company’s written notice to Mr. Morris, Jr., or (v) the termination date of the Agreement is reached as set forth in Section 1.1.

4.2 Termination Upon Death. If Mr. Morris, Jr. dies during the Term, this Agreement shall terminate; provided, however, that in any such event, the Company shall pay to his estate (i) in a lump sum within thirty (30) days of the Date of Termination, any portion of the Annual Salary accrued but unpaid and accrued but unused vacation time that shall have been earned by Mr. Morris, Jr. prior to the termination but not yet paid; (ii) at the same time payable pursuant to Section 2.2.1, any remaining unpaid amounts in accordance with the Deferred Transition Incentive Plan; and (iii) any Benefits that have vested as of the Date of Termination as a result of Mr. Morris, Jr.’s participation in any of the Company’s benefit plans; and (iv) any expenses with respect to which Mr. Morris, Jr. is entitled to reimbursement pursuant to this Agreement (collectively, the “Accrued Amounts”).

4.3 Termination With Cause. The Company has the right, at any time during the Term, subject to all of the provisions hereof, exercisable by serving notice, effective on or after the date of service of such notice as specified therein, to terminate Mr. Morris, Jr.’s employment under this Agreement and discharge him with Cause. If such right is exercised, the Company’s obligation to Mr. Morris, Jr. shall be limited solely to the payment of the Accrued Amounts and accrued but unpaid vacation. As used in this Agreement, the term “Cause” shall mean, in the good faith determination of the Board any: (A) willful failure to substantially perform duties with the Company (other than by reason of Permament Disability), after a written demand for substantial performance is delivered to Mr. Morris, Jr. that specifically identifies the manner in which the Company believes that Mr. Morris, Jr. has not substantially performed such duties, and Mr. Morris, Jr. has failed to remedy the situation within thirty (30) days of such written notice from the Company; (B) Gross negligence in the performance of his duties; (C) Conviction of, or plea of guilty to any felony or any crime involving moral turpitude or the personal enrichment of Mr. Morris, Jr. at the substantive expense of the Company; (D) Willful engagement in conduct that is demonstrably and materially injurious to the Company, monetarily or otherwise, including without limitation Mr. Morris, Jr.’s breach of fiduciary duties owed to the Company. ; (E) Willful violation of any material provision of the Company’s code of conduct; (F) Willful violation of any of the material covenants contained in Section 3, as applicable; (G) Act of dishonesty resulting in or intending to result in personal gain at the expense of the Company; or (H) Engaging in any material act that is intended or may be reasonably expected to harm the reputation, business prospects, or operations of the Company.

4.3.1 Notice to Cure. Mr. Morris, Jr. may not be terminated for Cause unless and until there has been delivered to him written notice from the Board supplying the particulars of his acts or omissions that the Board believes constitute Cause and a reasonable period of time (not less than thirty (30) days) has been given to Mr. Morris, Jr. after such notice to cure the same.

4.4 Voluntary Termination. Mr. Morris, Jr. has the right, at any time during the Term, subject to all of the provisions hereof, exercisable by serving notice of at least ninety (90) days, effective on or after the date of service of such notice as specified therein, to voluntarily terminate his employment under this Agreement. The provisions of Section 3 remain in full force and effect upon Voluntary Termination.

4.4.1 Upon Voluntary Termination, in exchange for Mr. Morris, Jr. executing and delivering a Release as described in Section 4.4.2, he shall be entitled to receive:

(A) The Accrued Amounts (payable at the same time and in the same manner as set forth in Section 4.2) in a lump sump within ninety (90) days of the Date of Voluntary Termination, (i) any portion of the Annual Salary accrued but unpaid and accrued but unused vacation time that shall have been earned by Mr. Morris Jr. prior to the termination but not yet paid; (ii) any remaining unpaid amounts under the Deferred Transition Incentive Plan; (iii) any Benefits that have vested as of the Date of Voluntary Termination as a result of Mr. Morris, Jr.’s participation in any of the Company’s benefit plans; and (iv) any expenses with respect to which Mr. Morris, Jr. is entitled to reimbursement for pursuant to this Agreement (collectively, the “Accrued Amounts”); and

(B) The Extension of Medical Benefits. Until the earlier to occur of (A) the expiration of eighteen (18) months after the Date of Termination, (B) the date Mr. Morris, Jr. first becomes eligible to receive health benefits under another employer-provided plan after the Date of Termination, or (C) the death of Mr. Morris, Jr., the Company shall, via proper COBRA election by Mr. Morris, Jr., continue medical and dental benefits (and, if applicable, to the spouse and dependents of Mr. Morris, Jr. who received such benefits under his coverage immediately prior to the Date of Termination) equal to those that were in effect for Mr. Morris, Jr. as of the Date of Termination (and to any such dependent) in accordance with the plans, programs, practices and policies of the Company had Mr. Morris, Jr. remained actively employed, provided that Mr. Morris, Jr. makes all required COBRA payments to the Company, and the Company shall immediately reimburse Mr. Morris, Jr. for each such COBRA payment (collectively, the “Continuation of Benefits”). Mr. Morris, Jr. shall remain liable for any portion of such premiums for which he was liable as of the Date of Termination.

(C) Additional Medical Benefit Assistance. If, at the time of his Voluntary Termination, Mr. Morris, Jr. is not eligible to receive Company-provided Medical Benefits or is not covered by the Company’s Medical Benefits Plan, either as a Director or as an employee, then following the expiration of eighteen (18) months after the Date of Termination, the Company shall pay to Mr. Morris, Jr., under the terms provided in section 4.4.1(B) above, a lump sum amount equal to twenty four (24) times the amount of Company’s monthly reimbursement payments for individual medical benefits provided to Company employees. The Company will also assist Mr. Morris, Jr. in his choosing of an individual medical benefit, vision, and dental insurance plan.

4.4.2 Release. As a condition to Mr. Morris, Jr.’s receipt of payments and/or benefits described under Section 4.4, he must execute and deliver to the Company, within the time period stated in the Release, and not subsequently revoke, a full release of all claims that he may have against the Company, its affiliates, and all of their officers, employees, directors, and agents, in a form mutually and reasonably agreeable to the parties hereunder (a current example of which is attached hereto as “Exhibit A”). The Company shall provide Mr. Morris, Jr. with a form of release within ten (10) days from the Date of Termination.

4.5 Termination upon Permanent Disability. If during the Term Mr. Morris, Jr. suffers a Permanent Disability, the Company may, by written notice to Mr. Morris, Jr., terminate his employment hereunder and discontinue payments of the Annual Salary, and Benefits accruing from and after the date of such termination. Upon the Company’s termination of Mr. Morris, Jr.’s employment by reason of his Disability, the Company’s obligation to Mr. Morris, Jr. shall be limited solely to the payment of the Accrued Amounts (at the same time and in the same manner as set forth in Section 4.2), payment of the aggregate amount of unpaid Deferred Transition Incentive Payments and provision of the Continuation of Benefits as set forth in 4.4. For purposes of this Agreement, “Permanent Disability” means permanent impairment of Mr. Morris, Jr.’s ability to substantially peform his duties under this Agreement. A determination of Permanent Disability will be confirmed by the written statement of an independent, competent, licensed physician, mutually acceptable to the Company and Mr. Morris, Jr. or his representitive.

4.6 Resignation of Position. Upon termination of the Agreement, Mr. Morris, Jr. shall be deemed to have voluntarily and permanently resigned from his position as an officer and Vice Chairman of the Board pursuant to Section 6.5 of the Company bylaws.

5. Other Provisions.

5.1 Section 409A.

5.1.1 Separation from Service. Notwithstanding anything to the contrary in this Agreement, with respect to any amounts payable to Mr. Morris, Jr. under this Agreement in connection with a termination of his employment that would be considered “non-qualified deferred compensation” under Section 409A of the Internal Revenue Code (hereafter “Code”), in no event shall a termination of employment be considered to have occurred under this Agreement unless such termination constitutes Mr. Morris, Jr.’s “separation from service” with the Company as such term is defined in Treasury Regulation Section 1.409A-1(h), and any successor provision thereto (“Separation from Service”).

5.1.2 Section 409A Compliance. Notwithstanding anything to the contrary in this Agreement, to the maximum extent permitted by applicable law, any severance payments payable to Mr. Morris, Jr. under this Agreement shall be made in reliance upon Treasury Regulation Section 1.409A-1(b)(9)(iii) (relating to separation pay plans) or Treasury Regulation Section 1.409A-1(b)(4) (relating to short-term deferrals). However, to the extent any such payments are treated as “non-qualified deferred compensation” subject to Section 409A of the Code, and if Mr. Morris, Jr. is deemed at the time of his Separation from Service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, then to the extent delayed commencement of any portion of the benefits to which he is entitled under this Agreement is required in order to avoid a prohibited payment under Section 409A(a)(2)(B)(i) of the Code, such portion of Mr. Morris, Jr.’s termination benefits shall not be provided to him prior to the earlier of (i) the expiration of the six-month period measured from the date of Mr. Morris, Jr.’s Separation from Service or (ii) the date of Mr. Morris, Jr.’s death. Upon the earlier of such dates, all payments deferred pursuant to this Section shall be paid in a lump sum to Mr. Morris, Jr. (or his estate). The determination of whether Mr. Morris, Jr. is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of his Separation from Service shall be made by Company in accordance with the terms of Section 409A of the Code, and applicable guidance thereunder (including without limitation Treasury Regulation Section 1.409A-1(i) and any successor provision thereto).

5.1.3 Section 409A; Separate Payments. This Agreement is intended to be written, administered, interpreted and construed in a manner such that no payment or benefits provided under the Agreement become subject to (a) the gross income inclusion set forth within Section 409A(a)(1)(A) of the Code or (b) the interest and additional tax set forth within Section 409A(a)(1)(B) of the Code (collectively, “Section 409A Penalties”), including, where appropriate, the construction of defined terms to have meanings that would not cause the imposition of Section 409A Penalties. For purposes of Section 409A of the Code (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b) (2)(iii), each payment that Mr. Morris, Jr. may be eligible to receive under this Agreement shall be treated as a separate and distinct payment and shall not collectively be treated as a single payment.

5.1.4 Certain Excise Taxes. Notwithstanding anything to the contrary in this Agreement, if Mr. Morris, Jr. is a “disqualified individual” (as defined in Section 280G(c) of the Internal Revenue Code of 1986, as amended (the “Code”)), and the payments and benefits provided for in this Agreement, together with any other payments and benefits which Mr. Morris, Jr. has the right to receive from the Company or any of its affiliates, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then the payments and benefits provided for in this Agreement shall be either (a) reduced (but not below zero) so that the present value of such total amounts and benefits received by Mr. Morris, Jr. from the Company and its affiliates will be one dollar ($1.00) less than three times Mr. Morris, Jr.’s “base amount” (as defined in Section 280G(b)(3) of the Code) and so that no portion of such amounts and benefits received by Mr. Morris, Jr. shall be subject to the excise tax imposed by Section 4999 of the Code or (b) paid in full, whichever produces the better net after-tax position to Mr. Morris, Jr. (taking into account any applicable excise tax under Section 4999 of the Code and any other applicable taxes). The reduction of payments and benefits hereunder, if applicable, shall be made by reducing, first, payments or benefits to be paid in cash hereunder in the order in which such payment or benefit would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time) and, then, reducing any benefit to be provided in-kind hereunder in a similar order. The determination as to whether any such reduction in the amount of the payments and benefits provided hereunder is necessary shall be made by the Company in good faith. If a reduced payment or benefit is made or provided and through error or otherwise that payment or benefit, when aggregated with other payments and benefits from the Company (or its affiliates) used in determining if a “parachute payment” exists, exceeds one dollar ($1.00) less than three times Mr. Morris, Jr.’s base amount, then he shall immediately repay such excess to the Company upon notification that an overpayment has been made. Nothing in this Section 5.1.4 shall require the Company to be responsible for, or have any liability or obligation with respect to, Mr. Morris, Jr.’s excise tax liabilities under Section 4999 of the Code.

5.1.5 In-kind Benefits and Reimbursements. Notwithstanding anything to the contrary in this Agreement or in any Company policy with respect to such payments, in-kind benefits and reimbursements provided under this Agreement during any tax year of Mr. Morris, Jr. shall not affect in-kind benefits or reimbursements to be provided in any other tax year and are not subject to liquidation or exchange for another benefit. Notwithstanding anything to the contrary in this Agreement, reimbursement requests must be timely submitted by Mr. Morris, Jr. and, if timely submitted, reimbursement payments shall be made to Mr. Morris, Jr. as soon as administratively practicable following such submission in accordance with the Company’s policies regarding reimbursements, but in no event later than the last day of Mr. Morris, Jr.’s taxable year following the taxable year in which the expense was incurred. This Section shall only apply to in-kind benefits and reimbursements that would result in taxable compensation income to Mr. Morris, Jr.

5.1.6 Mitigation. Mr. Morris, Jr. shall not be required to mitigate damages with respect to the termination of his employment under this Agreement by seeking other employment or otherwise, and there shall be no offset against amounts due Mr. Morris, Jr. under this Agreement on account of subsequent employment except as specifically provided in this Agreement. Additionally, amounts owed to Mr. Morris, Jr. under this Agreement shall not be offset by any claims the Company may have against him, and the Company’s obligation to make the payments provided for in this Agreement, and otherwise to perform its obligations hereunder, shall not be affected by any other circumstances, including, without limitation, any counterclaim, recoupment, defense or other right which the Company may have against Mr. Morris, Jr. or others.

5.2 Indemnification.

5.2.1 General. The Company agrees that if Mr. Morris, Jr. is made a party or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he is or was a trustee, director or officer of the Company, or any predecessor to the Company (including any sole proprietorship owned by Mr. Morris, Jr.) or any of their affiliates or is or was serving at the request of the Company, any predecessor to the Company (including any sole proprietorship owned by Mr. Morris, Jr.), or any of their affiliates as a trustee, director, officer, member, employee or agent of another corporation or a partnership, joint venture, limited liability company, trust or other enterprise, including, without limitation, service with respect to employee benefit plans, whether or not the basis of such Proceeding is alleged action in an official capacity as a trustee, director, officer, member, employee or agent while serving as a trustee, director, officer, member, employee or agent, Mr. Morris, Jr. shall be indemnified and held harmless by the Company to the fullest extent authorized by Texas or Delaware law, as the same exists or may hereafter be amended, against all Expenses incurred or suffered by . him in connection therewith, and such indemnification shall continue as to Mr. Morris, Jr. even if he has ceased to be an officer, director, trustee or agent, or is no longer employed by the Company and shall inure to the benefit of his heirs, executors and administrators.

5.2.2 Expenses. As used in this Section, the term “Expenses” shall include, without limitation, damages, losses, judgments, liabilities, fines, penalties, excise taxes, settlements, and costs, attorneys’ fees, accountants’ fees, and disbursements and costs of attachment or similar bonds, investigations, and any expenses of establishing a right to indemnification under this Agreement.

5.2.3 Enforcement. If a claim or request under this Section 5 is not paid by the Company or on its behalf, within thirty (30) days after a written claim or request has been received by the Company, Mr. Morris, Jr. may at any time thereafter bring an arbitration claim against the Company to recover the unpaid amount of the claim or request and if successful in whole or in part, he shall be entitled to be paid also the expenses of prosecuting such suit. All obligations for indemnification hereunder shall be subject to, and paid in accordance with, applicable Texas or upon agreement of the Parties, under Delaware law.

5.2.4 Partial Indemnification. If Mr. Morris, Jr. is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of any Expenses, but not, however, for the total amount thereof, the Company shall nevertheless indemnify him for the portion of such Expenses to which he is entitled.

5.2.5 Advances of Expenses. Expenses incurred by Mr. Morris, Jr. in connection with any Proceeding shall be paid by the Company in advance upon his request that the Company pay such Expenses, but only in the event that he shall have delivered in writing to the Company (i) an undertaking to reimburse the Company for Expenses with respect to which Mr. Morris, Jr. is not entitled to indemnification and (ii) a statement of his good faith belief that the standard of conduct necessary for indemnification by the Company has been met.

5.2.6 Notice of Claim. Mr. Morris, Jr. shall give to the Company notice of any claim made against him for which indemnification will or could be sought under this Agreement. In addition, Mr. Morris, Jr. shall give the Company such information and cooperation as it may reasonably require and as shall be within his power and at such times and places as are convenient for Mr. Morris, Jr..

5.2.7 Defense of Claim. With respect to any Proceeding as to which Mr. Morris, Jr. notifies the Company of the commencement thereof:

(A) The Company will be entitled to participate therein at its own expense;

(B) Except as otherwise provided below, to the extent that it may wish, the Company will be entitled to assume the defense thereof, with counsel reasonably satisfactory to Mr. Morris, Jr., which in the Company’s sole discretion may be regular counsel to the Company and may be counsel to other officers and directors of the Company or any subsidiary. Mr. Morris, Jr. also shall have the right to employ his own counsel in such action, suit or proceeding if she reasonably concludes that failure to do so would involve a conflict of interest between the Company and Mr. Morris, Jr., and under such circumstances the fees and expenses of such counsel shall be at the expense of the Company.

(C) The Company shall not be liable to indemnify Mr. Morris, Jr. under this Agreement for any amounts paid in settlement of any action or claim effected without its written consent. The Company shall not settle any action or claim in any manner which would impose any penalty that would not be paid directly or indirectly by the Company or limitation on Mr. Morris, Jr. without his written consent. Neither the Company nor Mr. Morris, Jr. will unreasonably withhold or delay their consent to any proposed settlement.

5.2.8 Non-exclusivity. The right to indemnification and the payment of expenses incurred in defending a Proceeding in advance of its final disposition conferred in this Section 5 shall not be exclusive of any other right which Mr. Morris, Jr. may have or hereafter may acquire under any statute or certificate of incorporation or by-laws of the Company or any subsidiary, agreement, vote of shareholders or disinterested directors or trustees or otherwise.

5.4 Legal Fees and Expenses. If any contest or dispute shall arise between the Company and Mr. Morris, Jr. regarding any provision of this Agreement, the Company shall reimburse him for all legal fees and expenses reasonably incurred by Mr. Morris, Jr. in connection with such contest or dispute, but only if he prevails to a substantial extent with respect to the claims brought and pursued in connection with such contest or dispute. Such reimbursement shall be made as soon as practicable following the resolution of such contest or dispute (whether or not appealed) to the extent the Company receives reasonable written evidence of such fees and expenses.

5.5 Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, sent by courier service, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally or sent by facsimile transmission or, if mailed or sent by courier service, on the date of actual receipt thereof, as follows:

(i)	if to the Company, to:

Chairman of the Board,

1980 Post Oak Blvd., Suite 800

Houston, Texas 77056

(ii)	if to Mr. Morris, Jr., to:

8 West Rivercrest

Houston, Texas 77042

Any party may change its address for notice hereunder by notice to the other party hereto.

5.6 Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements (including but not limited to prior employment agreements and incentive plans and agreements), written or oral, with respect thereto, however, the terms of any benefit plans shall remain in force and effect, and if any conflict between this agreement and the terms of such plans arises, the terms of the plan shall control.

5.7 Waivers and Amendments. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any waiver on the part of any party of any such right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

5.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas (without giving effect to the choice of law provisions thereof).

5.9 Assignment. This Agreement, and any rights and obligations hereunder, may not be assigned by Mr. Morris, Jr. but shall be binding upon any successor or assign of the Company whether by merger or purchase of substantially all of the assets of the Company or its affiliates, by law or otherwise. This Agreement shall inure to the benefit of and be enforceable by Mr. Morris, Jr.’s legal and/or personal representative.

5.10 Counterparts. This Agreement may be executed in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which together shall constitute one and the same instrument.

5.11 Headings. The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

5.12 No Presumption Against Interest. This Agreement has been negotiated, drafted, edited and reviewed by the respective parties, and therefore, no provision arising directly or indirectly herefrom shall be construed against any party as being drafted by said party.

5.13 No Duty to Mitigate. Mr. Morris, Jr. shall have no obligation to mitigate damages suffered as a result of termination of his employment with the Company.

5.14 Dispute Resolution. If any dispute arises out of or relates to this Agreement, or the breach thereof, Mr. Morris, Jr. and the Company agree to promptly negotiate in good faith to resolve such dispute. If the dispute cannot be settled by the parties through negotiation, Mr. Morris, Jr. and the Company agree to try in good faith to settle the dispute by mediation under the Commercial Mediation Rules of the American Arbitration Association before resorting to arbitration or any other dispute resolution procedure. If the parties are unable to settle the dispute by mediation as provided in the preceding sentence within thirty (30) days of a written demand for mediation, any claim, controversy or dispute arising out of or relating to this Agreement, or the breach thereof, shall be settled by binding arbitration before one (1) arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitration shall be conducted in English and held in Houston, Harris County, Texas, or such other location to which the parties mutually agree. The arbitrator shall among other things determine the validity, scope, interpretation and enforceability of this arbitration clause. The award shall be a reasoned award and rendered within thirty (30) days of the conclusion of the arbitration hearing. The decision of the arbitrator shall be final and binding and judgment upon the award rendered may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing provisions of this Section, the Company may seek injunctive relief from a court of competent jurisdiction located in Harris County, Texas, in the event of a breach or threatened breach of any covenant contained in Section 3.

5.15 Binding Agreement. This Agreement shall inure to the benefit of and be binding upon the Company and its respective successors and assigns and Mr. Morris, Jr. and Mr. Morris, Jr.’s legal representatives.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

EMPLOYEE	COMPANY

STEWART INFORMATION SERVICES CORP.

By: /s/ Stewart Morris, Jr.	By: /s/ E. Douglas Hodo
Date: February 21, 2013	Date: February 21, 2013

Name: Stewart Morris, Jr.	Name: Dr. Edward Douglas Hodo
Title: Vice Chairman	Title: Chairman of the Board